Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of July 1, 2016 (the “Effective Date”), by and between EWC Ventures, LLC, a Delaware limited liability company (“Company”), and David Willis (“Willis”).

RECITALS:

A.           Company, Willis and Crestbrook Capital LLC were parties to that certain Consulting Agreement, dated July 9, 2014 (the “Consulting Agreement”), pursuant to which Crestbrook Capital LLC and Willis, as its sole owner and authorized agent, performed certain financial and operational consulting services for the benefit of Company and other applicable Company Entities (as defined below).

B.            Company, for the benefit of itself and the other applicable Company Entities, effectively terminated the Consulting Agreement as of the Effective Date in order to employ Willis as its Chief Financial Officer, and Willis consented to the termination of the Consulting Agreement as of the Effective Date in order to accept the offer of employment from Company as Company’s Chief Financial Officer.

C.            Company and Willis agreed upon the terms and conditions, and the consideration, of Willis’ employment by Company, and Willis and Company desire to express such terms and conditions in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, Company and Willis agree as follows:

AGREEMENTS:

1.            Employment Period. Subject to Section 3 and Section 5, Company hereby agrees to employ Willis, and Willis hereby agrees to be employed by Company, in accordance with the terms and provisions of this Agreement, for the period commencing effective as of the Effective Date and ending on the three-year anniversary of the Effective Date (the “Initial Term” and as extended or shortened in accordance with the terms of this Agreement, the “Employment Period”).

2.            Terms of Employment.

(a)            Position and Duties.

(i)            Chief Financial Officer. During the Employment Period, subject to Section 2(a)(ii) below, Willis shall serve as the Chief Financial Officer of Company, for the benefit of Company and each of the other Company Entities. Willis will perform such duties, functions and responsibilities as are associated with, and incident to, such position and as the Chief Executive Officer or Company’s Board of Managers/Directors (the “Board”) may from time to time reasonably require of Willis; provided, however, that such duties, functions and responsibilities are commensurate with the duties, functions and responsibilities generally performed by chief financial officers of companies which are similar in size, nature and complexity to the Company Entities. Company, and each of its direct and indirect subsidiaries, are hereinafter collectively referred to as the “Company Entities”, and individually as a “Company Entity”. With Willis’ consent, which shall not be unreasonably withheld, Company may cause Willis to serve as an executive officer of any Company Entity for no additional consideration.

(ii)            Operational Functions. In addition to, and without limiting, the duties, functions and responsibilities associated with the position of Chief Financial Officer, taking into account Willis’ background and experience, Company and Willis each desire that Willis oversee and support operational functions within the Company Entities, including functions such as (A) providing strategic leadership, management and vision necessary to support growth and operational success and efficiencies and (B) overseeing general corporate and franchise operations, with direct supervisor responsibility over the VP of Franchise Performance as well as the supply chain, site development and compliance services. Accordingly, Willis and Company each agree to work together in good faith on a transition plan pursuant to which Willis will begin to assume such operational functions and reports as soon as reasonably practicable (and pursuant to which Willis and Company will address any additional title(s) that may be commensurate with any such operational functions); provided, however, that for the avoidance of any doubt, such operational functions, responsibilities and title(s) shall be incidental to Willis’ primary role as Chief Financial Officer; and, will not, in and of itself, increase any aspects of the compensation package provided to Willis in this Agreement.

(iii)            Time and Effort. During the Employment Period, and excluding any periods of vacation and sick leave to which Willis is entitled, Willis shall (A) devote substantially all of Willis’ time, during normal working hours and at such other times as Willis’ duties may require, to the business and affairs of the Company Entities, with continued focus on the role of Chief Financial Officer; (B) discharge the responsibilities assigned to Willis hereunder; and (C) use Willis’ reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for Willis to (I) serve on corporate, civic or charitable boards or committees, so long as Willis has the prior approval of the Board, which approval will not be unreasonably withheld, conditioned or delayed; (II) deliver lectures or fulfill speaking engagements, so long as Willis hm, the prior approval of the Board, which approval will not be unreasonably withheld, conditioned or delayed; and (III) manage personal investments, so long as such activities do not materially interfere with the performance of Willis’ responsibilities in accordance with this Agreement. Willis acknowledges that in the course of employment, Willis will be required, from time to time, to travel on behalf of the Company Entities, including to Company’s satellite offices (currently in New York City), as well as throughout the franchise network meeting with area representatives and franchisees.

(iv)            No Relocation. Company acknowledges Willis’ desire to not relocate from his current residence in Dallas, Texas and the parties further anticipate a certain amount of travel throughout the franchise network may be required to fulfill his duties and responsibilities. Accordingly, Company will not require Willis to relocate to South Florida where Company’s current principal headquarters are located; however, Willis acknowledges that his position(s) will require him to maintain a regular presence at Company’s principal offices, as required by Company in its reasonable discretion. Accordingly, Company will agree to reimburse Willis for actual and documented reasonable travel expenses incurred by Willis in traveling between Dallas and South Florida during the Employment Period as more particularly described in Section 2(b)(v) and Exhibit A attached hereto.

(b)           Compensation.

(i)            Base Salary. During the Employment Period, Willis shall receive an annual base salary (the “Annual Base Salary”) payable by Company or another Company Entity as determined by Company (provided that if the designated Company Entity shall be unable for any reason to pay such Annual Base Salary, then Company shall bear such responsibility), as applicable. Willis’ Annual Base Salary (initially $400,000.00 as of the Effective Date, increased to $406,016.00 for 2017) may be reviewed periodically, and may be adjusted, subject to the terms and conditions of this Agreement, from time to time. Willis’ Annual Base Salary shall be paid in accordance with the regular payroll practices of the Company Entities, as may be in effect from time to time, but in no event less frequently than monthly.

(ii)            Annual Bonus. During the Employment Period, Willis will be eligible to receive, at the reasonable discretion of the Board, an annual target bonus equal to 50% of Willis’ then current Annual Base Salary (each such bonus, an “Annual Bonus”), of which it is anticipated that such Annual Bonus shall be based on one or more of the following criteria: (A) Company’s overall annual EBITDA performance; and (B) Willis’ personal performance, including performance in achieving certain goals and objectives that are determined by the Board or Company’s Chief Executive Officer, from time to time, and of which are consistent with Willis’ duties set forth in Section 2(a)(i) and, as applicable, Section 2(a)(ii). Any Annual Bonus shall be subject to the approval of the Board based on the recommendation of the Chief Executive Officer of Company and shall be paid in accordance with the Company Entities’, as applicable, normal payroll practices, subject to the terms of this Section 2(b)(ii). In order to be eligible to receive any Annual Bonus, Willis must be employed by Company or another Company Entity, as applicable, on the last day of the applicable calendar year for such Annual Bonus, and remain employed, if later, through the date such annual bonuses are declared and paid by Company or another Company Entity, as applicable, for the executive team; provided, that, if, Company terminates Willis’ employment without Cause or Willis resigns for Good Reason after the end of the applicable calendar year to which the Annual Bonus relates but prior to the date annual bonuses are declared and paid by Company or another Company Entity, as applicable, for the executive team, Willis will be entitled to his maximum target Annual Bonus for such completed calendar year. Company anticipates that annual bonuses will be declared and paid by March 31st for each preceding calendar year. Notwithstanding anything to the contrary set forth in this Section 2(b)(ii), to the extent that Company shall modify the Annual Bonus program, Willis shall be eligible to participate in any modified short term incentive bonus plan consistent with similarly situated executives of Company. For the avoidance of doubt, Company agreed to pay Willis a minimum bonus of $100,000.00 for 2016.

(iii)            Equity Incentives. Upon the Effective Date, subject to all required approvals and consents, Willis shall be entitled to receive 1,300,000 restricted incentive units, which shall vest annually over four (4) years from the Effective Date, subject to acceleration on certain change of control transactions, pursuant to the terms of a Restricted Incentive Unit Agreement to be entered into between Company and Willis, and such units will be further governed by Company’s Limited Liability Company Operwating Agreement, as amended or restated from time to time.

(iv)            Benefit Plans. During the Employment Period, Willis or Willis’ family, as the case may be, shall be eligible to participate in Company’s employee benefit plans as in effect from time to time (collectively “Benefit Plans”) on a basis which is no less favorable than is provided to other similarly situated executives of the Company Entities, and to the extent consistent with applicable law and the terms of the applicable Benefit Plans. Company reserves the right to amend or cancel any Benefit Plan at any time in its sole discretion, subject to the terms of such Benefit Plan and applicable law. Company shall make available to Willis information about each applicable Benefit Plan upon Willis’ request in accordance with the Company Entities’ standard policies and procedures.

(v)            Expenses. During the Employment Period, Willis shall be entitled to receive reimbursement for all reasonable business expenses incurred by Willis in connection with Willis’ duties hereunder and in accordance with the policies, practices and procedures of the Company Entities. For the avoidance of doubt, Willis shall document said business expenses in the manner generally required by the Company Entities under their policies, practices and procedures, and in any event, in the manner required to meet applicable regulations of the Internal Revenue Service relating to the deductibility of such expenses. Any reimbursement under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A (as defined below) shall be subject to the provisions set forth in Section 4(g) of this Agreement, and no reimbursement of any such expense shall affect Willis’ right to reimbursement of any such expense in any other taxable year.

(vi)            Vacation and Holidays. During the Employment Period, Willis shall initially be entitled to four (4) weeks paid vacation per full calendar year of employment (pro-rated for the initial year of employment, as applicable) and paid holidays in accordance with the policies of the Company Entities as of the Effective Date (and as such policies may be modified by the Company Entities from time to time after the Effective Date). The Company Entities’ current vacation policy is a use-it or lose-it policy, meaning that in the event that an associate fails to utilize all of the vacation days provided in any calendar year, the associate will not have the ability to utilize the unused vacation days at any time in subsequent years, nor will the associate be compensated for any unused vacation days. Willis’ granted vacation is intended to supplement the Company Entities’ standard PTO policies such that Willis will receive, in addition to such vacation, PTO for personal/sick days and the like in accordance with the Company Entities’ standard policies and procedures.

(vii)            Withholding of Applicable Taxes. The Company Entities may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(viii)            Exclusivity of Employment Remuneration and Benefits. The remuneration and benefits set forth in this Agreement shall be the only compensation payable to Willis with respect to Willis’ employment hereunder, unless agreed to in writing by Company (or, as applicable, another Company Entity).

(ix)            Clawback Provisions. Notwithstanding any other prov1s10ns in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Willis pursuant to this Agreement or any other agreement or arrangement with the Company Entities which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company Entities pursuant to any such law, government regulation or stock exchange listing requirement).

(c)            Restricted Activities. Willis represents and warrants that Willis is neither restricted nor prohibited from entering into this Agreement or engaging in any activities contemplated hereunder pursuant to the terms of any agreement (including any restrictive or non-competitive covenant) with any former employer of Willis or any other person whatsoever.

(d)            Security and Access. Willis agrees and covenants (i) to comply with all applicable Company Entity security policies and procedures as in force from time to time, including those regarding, computer equipment, computer networks and document storage systems; (ii) not to access or use any Company Entity facilities and information technology resources except as authorized by the Company Entities; and (iii) not to access or use any Company Entity facilities and information technology resources in any manner after the termination or expiration of Willis’ employment, whether termination or expiration is voluntary or involuntary. Willis agrees to notify Company’s Chief Executive Officer promptly in the event Willis learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Company Entity facilities and information technology resources or other Company Entity property or materials by others.

3.            Termination of Employment.

(a)            Death or Disability. Willis’ employment shall terminate automatically upon Willis’ death during the Employment Period. If the Disability (as defined below) of Willis occurs during the Employment Period, Company may give to Willis written notice in accordance with Section 14(b) of its intention to terminate Willis’ employment. In such event, Willis’ employment with the Company Entities shall terminate effective on the thirtieth (30th) day after receipt of such notice by Willis (the “Disability Effective Date”). provided that, within the thirty (30) days after such receipt, Willis shall not have returned to full-time performance of Willis’ duties. “Disability” shall mean Willis is (i) by reason of any medically determinable physical or mental impairment, unable to perform the essential functions of Willis’ position for more than ninety (90) consecutive days or one hundred twenty (120) days within one year’s period (measured from the first day Willis is absent due to the Disability); or (ii) by reason of any medically determinable physical or mental impairment, which can be expected to last for more than ninety (90) consecutive days or one hundred twenty (120) days within one (1) year’s period (measured from the first day Willis is absent due to the Disability), receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan which covers Willis. Subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations issued thereunder (“Section 409A”), any determination of whether Willis has a Disability shall be reasonably determined by a physician selected by Company or its insurer and acceptable to Willis or Willis’ legal representative (such determination by Willis or Willis’ legal representative as to acceptability shall not be unreasonably withheld, conditioned or delayed). If a disagreement arises between Willis and Company as to whether Willis is Disabled, the determination as to the question of Willis’ Disability shall be made by three (3) physicians selected in the following manner: (A) one (1) physician designated by Willis (the “Willis Physician”); (B) one (I) physician designated by Company (the “Company Physician”); and (C) one(]) physician collectively designated by Willis Physician and the Company Physician, and determination of at least two (2) of the three (3) physicians shall be binding.

(b)            By Company for Cause or Without Cause. The Company Entities may terminate Willis’ employment during the Employment Period for Cause or without Cause. “Cause” shall mean (i) Willis is convicted of, pleads guilty to, or enters a plea of “nolo contendere” in a court of competent jurisdiction to any act or omission by Willis constituting fraud under the laws of any State or the United States of America or Willis misappropriating, stealing or embezzling funds or property of Company or any other Company Entity or securing or attempting to secure personally any profit in connection with a transaction entered into for Company or any other Company Entity; (ii) Willis is convicted of, pleads guilty to, or enters a plea of “nolo contendere” in a court of competent jurisdiction to any felony or to any crime involving moral turpitude; (iii) Willis’ misconduct, malfeasance, negligence or dishonesty, which, in the reasonable judgment of the Board, has resulted, or is likely to result, in material injury, directly or indirectly, to Company or any other Company Entity; (iv) Willis’ use or distribution of illegal substances; (v) any material breach by Willis of any of the terms of this Agreement that (to the extent subject to cure) is not remedied by Willis within ten (10) days after Willis has been given written notice thereof; provided if such breach is not reasonably susceptible to cure within such 10-day period, then such 10-day period shall be extended for a reasonable period of time so long as Willis makes diligent efforts to complete such cure, but in no event shall Willis have in excess of thirty (30) days after notice to complete such cure; provided, further, that if Company reasonably expects irreparable injury as a result of such cure period, Company may give Willis notice of such shorter cure period within which to cure as is reasonable under the circumstances; or (vi) Willis fails, after written notice and if reasonable, an opportunity to cure (provided such failure or issue is not recurring), to perform or persistently neglects (other than by reason of illness or temporary disability, or by reason of vacation or approved leave of absence) the specific and lawful direction from Company’s Chief Executive Officer or the Board, any applicable policies, procedures, or rules of the Company Entities or any material duties, functions or responsibilities under this Agreement. For purposes of this Agreement, “without Cause” shall mean a termination by the Company Entities of Willis’ employment during the Employment Period for any reason other than a termination based upon Cause, death or Disability; provided, however, “without Cause” does not include expiration of this Agreement and the termination of Willis’ employment as a result thereof, at the end of the Initial Term or Renewal Term (as defined below). In the event of a termination or expiration, Willis shall also be removed from any director, manager or other positions with any Company Entity.

(c)            By Willis for Good Reason. During the Employment Period, Willis’ employment hereunder may be terminated by Willis for Good Reason after the following conditions have been met: (x) Willis gives Company at least thirty (30) days prior written notice of Willis’ intent to terminate Willis’ employment for Good Reason, which notice shall specify the facts and circumstances constituting Good Reason; (y) the Company Entities have not remedied such facts and circumstances constituting Good Reason within the 30-day period within the notice; and (z) Willis’ Notice of Termination (as defined below) is given to Company within sixty (60) days of the expiration of such 30-day cure period. For purposes of this Agreement, “Good Reason” shall mean, without Willis’ consent:

(i)            any material reduction by the Company Entities of Willis’ Annual Base Salary without the express written consent of Willis;

(ii)            a material reduction in Willis’ title(s), or Willis’ authority or responsibilities, viewed as a whole without regard to isolated changes in duties or functions that Willis may perform from time to time (other than temporarily while Willis is physically or mentally incapacitated or as required by applicable law), taking into account the terms set forth in Section 2(a)(ii): or

(iii)          any failure by the Company Entities to comply with any material provision of Section 2(a)(ii), Section 2(a)(iv) or Section 2(b) of this Agreement.

The Employment Period and Willis’ employment hereunder may be terminated by Willis without Good Reason: provided that, unless otherwise provided herein, Willis shall be required to provide Company with a Notice of Termination (as defined below) at least thirty (30) days, but not more than sixty (60) days, in advance of any such termination of Willis’ employment.

(d)            Notice of Termination. Any termination by the Company Entities for Cause or without Cause or by Willis other than for death or Disability shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent the Company Entities are exercising their rights to terminate Willis for Cause, or Willis is exercising his rights to terminate this Agreement with Good Reason, sets forth in reasonable detail the facts and circumstance claimed to provide a basis for termination of Willis’ employment under the provision so indicated; and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than ninety (90) days after the giving of such notice by Company and not less than thirty (30) days, nor more than sixty (60) days, after the giving of such notice by Willis). The failure by the Company Entities to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company Entities hereunder or preclude the Company Entities from asserting such fact or circumstance in enforcing the Company Entities’ rights hereunder. For the avoidance of doubt, upon receipt of any Notice of Termination by Company or any other Company Entity from Willis, the Company Entities may take any and all reasonable measures to protect their respective goodwill, businesses and Confidential Information (as defined below), including, termination of access to each Company Entity’s facilities, systems and networks and changing Willis’ authority or responsibilities. In addition, upon receipt of any such Notice of Termination, the Company Entities may accelerate the Date of Termination up to, and including the date of Company’s receipt of such Notice of Termination. Willis acknowledges and agrees that any such reasonable actions taken by the Company Entities after receipt of such Notice of Termination shall not, in and of themselves, constitute termination by any Company Entity without Cause or create Good Reason under this Agreement.

(e)            Date of Termination. “Date of Termination” means (i) if Willis’ employment is terminated by the Company Entities for Cause, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(d), as the case may be; (ii) if Willis’ employment is terminated by the Company Entities without Cause, the date on which Company notifies Willis of such termination in the Notice of Termination or any later date specified therein pursuant to Section 3(d), as the case may be; (iii) if Willis’ employment is terminated by reason of death or Disability, the date of death of Willis or the Disability Effective Date, as the case may be; (iv) if Willis’ employment is terminated by reason of the expiration of the Employment Period, the date of such expiration; (v) if Willis resigns employment, for any reason other than Good Reason, the date provided by Willis in the Notice of Termination (which date shall not be less than thirty (30) days, nor more than sixty (60) days, after the giving of such notice by Willis): provided that upon receipt of such Notice of Termination, Company may set an earlier Date of Termination in accordance with Section 3(d); and (vi) if Willis resigns employment for Good Reason, subject to applicable notice and cure periods, the date of Company’s receipt of the Notice of Termination.

(f)            Termination Prior to the Effective Date. [Intentionally Deleted].

4.            Obligations of Company upon Termination.

(a)            In General. Upon termination or expiration of Willis’ employment or this Agreement for any reason, Company (either directly or in its discretion through another Company Entity) shall pay to Willis (or Willis’ estate): (i) in cash in accordance with the Company Entities’ standard payroll procedures for each of the applicable payroll periods (unless earlier payment is required by law), Willis’ earned but unpaid Annual Base Salary through the Date of Termination, if any; (ii) subject to the terms and conditions set forth in Section 2(b)(ii), within fourteen (14) days following the Date of Termination (unless earlier payment is required by law), any earned but unpaid Annual Bonus with respect to any completed calendar year preceding the Date of Termination; and (iii) any expenses due from the Company Entities but not previously reimbursed under Section 2(b)(v), no later than fourteen (14) days following the Date of Termination (unless earlier payment is required by law). Notwithstanding the foregoing, any amounts due to Willis under Sections 4(b) and (c) shall be in addition to and not in lieu of amounts due herein under this Section 4(a).

(b)            Without Cause or for Good Reason. If, during the Employment Period, Company terminates Willis’ employment without Cause or Willis resigns for Good Reason, subject to Section 4(f) below, Company shall pay to Willis in twelve (12) equal monthly installments payable on the last day of each calendar month, beginning on the first regular payroll date following the sixtieth (60th) day after Willis’ “Separation from Service” (within the meaning of Treasury Regulation Section l.409A-1(h)), an amount equal to the sum of (i) Willis’ Annual Base Salary on the Date of Termination (without regard to any reductions that may have resulted in Willis’ resignation for Good Reason), plus (ii) a pro-rated portion of Willis’ Annual Bonus for the year of separation. In calculating Willis’ pro-rated Annual Bonus for the year of separation, Willis’ Annual Base Salary on the Date of Termination (without regard to any reductions that may have resulted in Willis’ resignation for Good Reason) will be multiplied by Willis’ then-current target bonus percentage pursuant to Section 2(b)(ii) (i.e., 50% as of the Effective Date), and then multiplying the product by a fraction, the numerator of which being the total number of days from January 15th to, but not including, the Date of Termination, and the denominator being 365 days (or 366 days if a leap year).

(c)            Death or Disability. If Willis experiences a Separation from Service by reason of Willis’ death or Disability during the Employment Period, Company (either directly or in its discretion through another Company Entity) shall pay to Willis or Willis’ legal representatives, as the case may be, subject to Section 4(f) below: (A) an amount equal to three times (3*) the monthly pro-rata portion of Willis’ Annual Base Salary on the Date of Separation from Service, which such amounts shall be paid in six (6) equal bi-weekly installments (or at such other times as the Company Entities distribute their regular payroll, but in no event less frequently than monthly, with the amounts adjusted equitably to be paid equally in each installment) until fully paid, commencing on the first day of the first full calendar month following the sixtieth (60th) day after Willis’ Separation from Service; and (B) such additional benefits as are consistent with the Company Entities’ policies then in effect or as determined by the Board at such time.

(d)            Cause. If Willis’ employment shall be terminated by the Company Entities for Cause during the Employment Period, the Company Entities shall have no further payment obligations to Willis other than for payment pursuant to Section 4(a) above and the continuance of benefits under the Benefit Plans lo the Date of Termination.

(e)            Other than for Good Reason, Death or Disability. If Willis terminates employment hereunder during the Employment Period for any reason other than for Good Reason, death or Disability, or if Willi ‘ employment is terminated by reason of the expiration of the Employment Period, the Company Entities shall have no further payment obligations to Willis other than for payment pursuant to Section 4(a) and Section 4(c) above (as applicable) and the continuance of benefits under the Benefit Plans to the Date of Termination.

(f)            Compliance with Legal Obligations Required. All rights of Willis to receive any portion whatsoever of the amounts due pursuant to Section 4, with the exception of the obligations in Section 4(a), shall be expressly conditioned upon (i) the execution of a full general release (to the fullest extent permitted by applicable law and to the extent Willis has the legal capacity to do so) delivered by Willis to Company within thirty (30) days of the Date of Termination, in such form prepared by and reasonably acceptable to Company or its counsel, releasing all claims, known or unknown, that Willis may have against the Company Entities or their respective members, managers, officers, directors, employees, agents, affiliates or other representatives, arising out of or in any way related to Willis’ employment or termination of employment with the Company Entities; and (ii) Willis’ continued compliance with the requirements of Sections 7, 8, 9, 11, 12, 13 and 14(c). The 30-day release period set forth above may be extended by Company in its sole discretion and with written notice to Willis to comply with applicable law.

(g)            409A Compliance. Notwithstanding any provisions to the contrary in Section 4, in the event Willis is a “specified employee” (as defined in Treasury Regulation Section I.409A-l(i)), any amounts payable to Willis by reason of Willis’ termination of employment pursuant to this Agreement that would be nonqualified deferred compensation and would (but for this provision) be payable within six (6) months following the Date of Termination, shall instead be paid, without interest, to Willis in a lump sum on the first day of the seventh (7th) month following Willis’ Date of Termination or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of Willis’ estate following Willis’ death, except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section l.409A-l (b), as determined by Company in its discretion; (ii) benefits which qualify as excepted welfare benefits pursuant to Treasury Regulation Section l.409A-l(a)(5); or (iii) other amounts or benefits that are not subject to the requirements of Section 409A. This Agreement shall be interpreted and administered in a manner consistent with Section 409A and other guidance promulgated thereunder. Additionally, Company intends that each right to payment made pursuant to this Agreement shall be treated as a “separate payment” for purposes of the application of Section 409A. Further, all expenses reimbursed to Willis under Section 2(b)(v) shall be reimbursed no less frequently than monthly, but in no event shall any reimbursement payment be paid to Willis following the last day of the calendar year following the calendar year in which the expense was incurred. The amount of expenses for which Willis is eligible to receive reimbursement or the amount of in-kind benefits Willis is eligible to receive during any calendar year shall not affect the amount of expenses for which Willis is eligible to receive reimbursement or the amount of in-kind benefits Willis is eligible to receive during any other calendar year. Any reimbursement or in-kind benefit payable in accordance with Section 2(b) will not be subject to liquidation or exchange for another benefit.

(h)           Determinations.

(i)            Cause. In all instances, Company shall determine in its good faith discretion whether Cause exists for purposes of this Agreement, and whether this Agreement or Willis’ employment was terminated for Cause. Any such determination must be approved by a majority of the Board.

(ii)            Later Determined Cause. Notwithstanding any other provision of this Agreement, if Willis’ employment with the Company Entities is terminated without Cause such that Willis is entitled to severance pursuant to this Agreement or otherwise and Company later determines that Cause exists or existed on, prior to, or after such termination, Willis shall not be entitled to any severance pursuant to this Agreement or otherwise, any and all severance payments and reimbursements from the Company Entities to Willis shall cease, and Willis shall be required to return to the Company Entities any and all severance payments (including withholdings paid by the Company Entities related thereto) and applicable reimbursements paid up to that date.

5.            Extension of Term. At the end of the Initial Term and each Renewal Term. this Agreement, and Willis’ employment hereunder, will be renewed and extended for a Renewal Term automatically and without the necessity of any further action on the part of the Company Entities or Willis unless Company or Willis delivers a written notice of non-renewal (a “Non-Renewal Notice”) to the other party at least ninety (90) days prior to the last day of the Initial Term or a Renewal Term, as the case may be. Each such extension, unless expressly agreed otherwise by Company and Willis, shall be for twelve (12) months (each extension, a “Renewal Term”) commencing on the expiration of the Initial Term or any Renewal Term. In the event that neither Company nor Willis delivers a Non-Renewal Notice to the other party at least ninety (90) days prior to the last day of the Initial Term or a Renewal Term, as the case may be; and, unless otherwise agreed to in writing by Company and Willis, this Agreement will remain in effect in accordance with its terms during each such Renewal Term. Any Renewal Term may be terminated as set forth in this Agreement, unless otherwise agreed upon in writing by Company and Willis.

6.            Full Settlement, Mitigation. In no event shall Willis be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Willis under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Willis obtains other employment.

7.            Confidential Information.

(a)            Disclosure of Confidential Information. The parties to this Agreement expressly acknowledge that any performance of Willis’ responsibilities hereunder may necessitate, and Company and the other Company Entities may provide, access to or the disclosure of Confidential Information (as defined below) to Willis and that Willis’ responsibilities shall include the development of goodwill of the Company Entities through Willis’ contacts with the Company Entities’ customers, suppliers, franchisees, area representatives, vendors, lenders and other third party relationships.

(b)            Confidential Information Defined. Willis acknowledges that the Company Entities have trade, business and financial secrets and other confidential and proprietary information (collectively, the “Confidential Information”) that are special and unique assets of the Company Entities, created or obtained by the Company Entities at time or expense, from which the Company Entities may or do derive independent economic value from the Confidential Information not being generally known to third parties. Willis further acknowledges and understands that this Confidential Information and the Company Entities’ ability to preserve it for the exclusive knowledge and use of the Company Entities is of great competitive importance and competitive value to the Company Entities, and that improper use of disclosure of the Confidential Information by Willis will cause irreparable harm to the Company Entities, for which remedies at law will not be adequate. As defined herein, the term Confidential Information includes, whether made available in writing, electronically or orally, whether made available before, on or after the Effective Date (including pursuant to the Consulting Agreement), and whether or not identified as confidential, Results (as defined below), internal communications, marketing data, agreements, personnel information and personnel strategies, business plans and strategies, new product or service offerings, product and service information, marketing information, marketing methods, unpublished financial information, pricing information and techniques, pending mergers and acquisition transactions, expansion plans, customer and supplier lists, customer and supplier information, strategies, methods, procedures, processes, contract terms, contract negotiations, compensation information, structures and plans, formulas, technology, documents, reports, analyses, data, studies, samples, copyright, trademark and patent applications, projections, software, trade secrets, know-how, and observations, and other disclosures pertaining to, based on, or containing, directly or indirectly, in whole or in part, any other Confidential Information, but shall not include (i) information that is in the public domain, other than as a result of an improper disclosure by Willis or any other party with restrictions on disclosure; or (ii) information that Willis can show by competent proof is generally known by Willis prior to any engagement or relationship with the Company Entities, including the trade knowledge, skill and expertise developed by Willis as a result of Willis’ prior experience.

(c)            Maintenance of Confidential Information. Willis agrees that during the Employment Period and at all times following the expiration or earlier termination of Willis’ employment with Company or the other Company Entities, for any reason, and consistent with Willis’ duties as an officer of the Company Entities, Willis will maintain all Confidential Information in strict confidence and will only disclose such Confidential Information during the Employment Period to employees of the Company Entities and other persons or entities to whom Willis reasonably believes that such disclosure of the Confidential Information is necessary and in the best interest of the Company Entities and then only to the extent that such employees of the Company Entities and other persons authorized by the Company Entities have a need to know such Confidential Information; provided, however, that Willis understands that Willis may disclose the Confidential Information as may be required by law or court process, subject to compliance with the terms and conditions of Section 7(g) of this Agreement. Willis understands that this Agreement does not, in any way, restrict or impede Willis from exercising protected rights to the extent such rights cannot be waived by this Agreement.

(d)            Compliance with Policies. Willis shall take all steps reasonably necessary or requested by any Company Entity to ensure that the Confidential Information is kept confidential pursuant to this Agreement. Willis shall comply with all applicable published and communicated policies, procedures and practices that any Company Entity ha,; established and may establish from time to time with regard to the Confidential Information. Willis shall not, directly or indirectly (i) access, use, copy, reproduce, reverse engineer or permit access, use, reproduction or reverse engineering of any part of the Confidential Information except as necessary within the authorized scope of Willis’ duties with the Company Entities; (ii) remove or permit removal from any Company Entity premises, any Confidential Information, except as necessary within the authorized scope of Willis’ duties with the Company Entities; or (iii) divulge, disclose, distribute or communicate to any person or organization outside of the Company Entities any of the Confidential Information without the prior written consent of the Company Entities (except as may otherwise be permitted pursuant to this Agreement), and then such disclosure will be made only within the limits and to the extent of such consent.

(e)            Ownership. As between the Company Entities and Willis, Willis acknowledges and agrees that the Confidential Information, and all copies and manifestations of the Confidential Information, are, and shall remain at all times, the exclusive property of the Company Entities.

(f)            Use of Confidential Information. Willis further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company Entities.

(g)            Legal Compulsion; Whistleblower Immunity.

(i)            Legal Compulsion. In the event that Willis is requested or required by applicable law or court process to disclose any of the Confidential Information, Willis will provide Company with prompt notice of such request or requirement, and Willis shall cooperate with each Company Entity in seeking to legally avoid such disclosure. If, in the absence of a protective order, Willis is legally compelled, in the opinion of Willis’ counsel, to disclose any of the Confidential Information, the Company Entities shall either seek and obtain appropriate protective orders against such disclosure or shall be deemed to waive Willis’ compliance with the provisions of this Agreement to the least extent necessary to satisfy such request or requirement, in which event Willis shall use all reasonable efforts to assure confidential treatment of the disclosed information.

(ii)            Whistleblower. For the avoidance of doubt, Willis may disclose, in confidence, Confidential Information (A) to a federal, state, or local government official, either directly or indirectly, or to Willis’ legal counsel solely for the limited purpose of reporting or investigating a suspected violation of law; or (B) as part of a complaint or other legal document filed in a lawsuit or other proceeding: provided, that such filing is made under protective seal. In addition, if Willis files a lawsuit for retaliation by any Company Entity for reporting a suspected violation of law, Willis may disclose, in confidence, relevant trade secret information to his legal counsel representing him in such lawsuit, and use such trade secret information in the court proceedings; provided, that Willis (x) either directly or through his legal counsel, files any document containing any such trade secret under protective seal; and (y) does not disclose the trade secret information, except pursuant to court order or with the Company Entities’ prior written consent, which such consent may be withheld in the Company Entities’ sole discretion. Each Company Entity reserves the right to pursue all remedies available under federal, state, or local law for any disclosure of Confidential Information (including trade secret information) by Willis which does not comply with this Section 7(g)(ii).

(h)            Return of Confidential Information. Willis shall, immediately upon any Company Entity’s request, and promptly upon termination of Willis’ employment, regardless of the reason and who is the terminating party, return to the Company Entities: (i) all copies and manifestations of Confidential Information that Willis may have or have access to; (ii) all documents, other materials and equipment provided by any Company Entity or otherwise obtained by Willis during and in connection with Willis’ employment with the Company Entities and (iii) all documents and materials that Willis has prepared during Willis’ employment with the Company Entities.

(i)            No Use of Others’ Confidential Information. Willis represents and warrants to Company that Willis will not, at any time, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which Willis has any agreement or duty to keep in confidence information acquired by Willis, if any. Willis shall not bring onto any Company Entity premises any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by Company’s Chief Executive Officer and such employer, person or entity.

8.            Surrender of Materials Upon Termination. Upon any termination of Willis’ employment, regardless of the reason and who is the terminating party, in addition to Willis’ obligations pursuant to Section 7(h), Willis shall promptly (and in any event within five (5) days) return to the Company Entities: (a) any other properties of the Company Entities which are in Willis’ possession, custody or control, including any applicable documents, other materials and equipment provided by any Company Entity, such as access cards, identification cards, employer credit cards, computers, cell/smart phones, manuals and removable information storage devices; and (b) all documents and materials that Willis has prepared in connection with Willis’ duties under this Agreement. Without limiting the foregoing, Willis shall delete or destroy, to the extent Willis possesses any files, data, or information relating in any way to any Company Entity or their respective businesses on any non-Company Entity devices, networks, personal computers, storage locations or media in Willis’ possession, custody or control that are not being returned to the Company Entities, each and every file, data, or information relating in any way to any Company Entity or their respective businesses (and will retain no copies in any form).

9.            Work Product.

(a)            Work Product. All the work product and other results of Willis’ employment with the Company Entities of any nature whatsoever that is created, prepared, produced, authored, edited, amended, conceived or reduced to practice by Willis individually or jointly with others during the Employment Period and made within the scope of Willis’ employment (regardless of when or where prepared or whose equipment or other resources are used in preparing the same), including all data, information, analyses, materials, documentation, reports, inventions, improvements, modifications or works of authorship, generated, created, conceived, derived or resulting from the performance of Willis’ duties and any works in progress, and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof, whether or not now or hereafter known, existing, contemplated, recognized or developed (collectively, “Results”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be, to the extent permitted by law and as applicable, deemed “works for hire” or “works made for hire,” within the meaning of the United States Copyright Act of 1976, for the benefit of the Company Entities. As between Willis and the Company Entities, the Company Entities shall be deemed the sole owners throughout the universe of any and all such Results and all Intellectual Property Rights related thereto, with the right to use the same in perpetuity in any manner the Company Entities, in their sole and absolute discretion, determine, without any further payment or compensation to Willis whatsoever.

(b)            Pre-Existing Intellectual Property Rights. Other than the trade knowledge, skill and expertise developed by Willis as a result of Willis’ prior experience Willis hereby represents, warrants and covenants that there are no original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, service marks, or trade secrets, or inventions which were made or acquired by Willis prior to his employment with the Company Entities, which are owned in whole or in part by Willis, which relate to the Company Entities’ business or proposed business, and which are not assigned to the Company Entities under this Agreement.

(c)            Assignment of Results and Other Rights. If, for any reason, any such Results shall not be legally deemed “works for hire” or “works made for hire,” or there are any rights which do not accrue to the Company Entities pursuant to this Section 9, then Willis hereby irrevocably assigns to the Company Entities any and all of Willis’ right, title and interest in such Results and the Intellectual Property Rights therein, and Company and the other Company Entities shall have the right to use the same in perpetuity throughout the universe in any manner they determine, in their sole and absolute discretion, without any further payment or compensation to Willis whatsoever. To the extent Willis has any rights in the Results or any other Intellectual Property Rights that cannot be assigned in the manner described above, Willis hereby unconditionally and irrevocably waives the enforcement of such rights. The rights provided in this Section 9 are in addition to, and shall not be deemed to limit, restrict, or constitute any waiver by Company or any other Company Entity of, any rights of ownership to which Company or any other Company Entity may be entitled by operation of Jaw.

(d)            Further Assurances. Willis shall, from time to time, as may be requested by the Company Entities, do any and all things which the Company Entities may deem useful, necessary or desirable lo establish or document the Company Entities’ exclusive owner hip of any and all rights in any Results or the Intellectual Property Rights therein. Willis hereby grants Company a power of attorney to do all such things on Willis’ behalf and in Willis’ name and to do all other lawfully permitted acts to establish or document the Company Entities’ exclusive ownership of any and all rights in any Results and Intellectual Property Rights therein, to the fullest extent permitted by law, if Willis does not promptly cooperate with the Company Entities’ request (without limiting the rights the Company Entities may have in such circumstances by operation of law). This power of attorney is coupled with an interest and shall not be affected by Willis’ subsequent incapacity.

(e)            No Implied Licenses. Willis understands that this Agreement does not, and shall not be construed to, grant Willis any license or right of any nature with respect to any Results or Intellectual Property Rights therein or any Confidential Information, materials, software or other tools made available to Willis by the Company Entities.

(f)            Moral Rights. To the extent any copyrights are assigned under this Agreement, Willis irrevocably waives, to the extent permitted by applicable law, any and all claims that Willis may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” with respect to all Results and all Intellectual Property Rights therein.

10.            Successors.

(a)            Personal to Willis. This Agreement is personal to Willis and without the prior written consent of Company shall not be assignable by Willis; provided, that this Agreement shall inure to the benefit of and be enforceable by Willis’ legal representatives.

(b)            Company May Assign. This Agreement shall inure to the benefit of and be binding upon the Company Entities and their successors and assigns. Willis agrees that, on or after the Effective Date, Company may assign, in whole or in part, this Agreement to a directly or indirectly owned subsidiary or a direct or indirect parent entity of Company that acts as a holding company for the Company Entities or to any acquirer of all or substantially all of the assets or equity of Company or of the Companies Entities and, in connection with such assignment, such subsidiary or parent entity or such acquirer(s) shall expressly assume this Agreement; provided, however, that except with respect to a sale of such assets or equity, no such assignment shall release Company from its obligations hereunder.

11.            Non-Competition.

(a)            Non-Competition Term. The term of “Non-Competition” (herein so called) shall commence on the Effective Date and shall continue until the 12-month anniversary of the Date of Termination.

(b)            Non-Competition Scope. During the term of Non-Competition, Willis will not (other than for the benefit of the Company Entities pursuant to this Agreement) (and will cause Willis’ family members not to) directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner or in any capacity whatsoever, own or become employed by or otherwise provide consulting services to any business engaged or planning to become engaged in (i) the business of owning, managing or franchising waxing salon centers or other beauty or related salon businesses, or the manufacture, distribution, or licensure of retail or wholesale products which accompany or are related to beauty services, including the wax used in the Company Entities’ hair removal services, in-grown hair serums/lotions, exfoliates, body washes, lotions, polishes, brow products and eye creams, or (ii) any other business that may compete against the businesses of the Company Entities, as such businesses have been conducted, are proposed to be conducted or are being conducted, in each case, prior to the termination of the Employment Period (a “Competing Business”), in the United States of America or any foreign country in which the Company Entities are actively engaged in the Competing Business on the Date of Termination. Notwithstanding the foregoing, Company agrees that Willis may own less than one percent (1%) of the outstanding voting securities of any publicly traded company that is a Competing Business so Jong as Willis does not otherwise participate in such competing business in any way prohibited by the preceding clause.

(c)            Willis Shall Not Use Confidential Information for the Benefit of any Competing Business. During the term of Non-Competition, Willis will not use Willis’ access to, knowledge of, or application of Confidential Information to perform any duty for any Competing Business; it being understood and agreed to that this Section 11(c) shall be in addition to and not be construed as a limitation upon the covenants in Section 11(b) or Section 7, or described in Section 14(q), hereof.

(d)            Non-Interference. During the term of Non-Competition, Willis will not in any adverse way interfere in any way with any business relationship of the Company Entities.

(e)            Reasonableness of Restrictions. Willis acknowledges that the geographic boundaries, scope of prohibited activities and time duration of the preceding paragraphs are reasonable in nature, will not materially impact Willis’ ability to find other employment or provide for himself or his family, as applicable, and are no broader than are necessary to maintain the confidentiality and the goodwill of each Company Entity’s proprietary information, plans and services and to protect the other legitimate business interests of the Company Entities. Willis also acknowledges and agrees that Willis’ agreement to the restrictions set forth in this Section 11 is a material inducement to Company to enter into this Agreement; is in consideration for Company’s agreement hereunder to provide Confidential Information to Willis; and is in consideration for the compensation and other benefits payable hereunder to Willis.

(f)            Extension of Non-Competition Term: Clawback. Should Willis violate any of the terms of this Section 11, the obligation at issue will run from the first date on which Willis ceases to be in violation of such obligation. Notwithstanding any other provisions in this Agreement to the contrary, should Willis violate any of the terms of this Section 11 or Section 12, the Company Entities shall have the right to clawback all or any portion of the amounts previously paid to Willis pursuant to Section 4(b) of this Agreement.

(g)            Subsequent Employers. When Willis’ employment with the Company Entities terminates or expires, Willis agrees to notify any subsequent employer of the restrictive covenants section contained in this Agreement. In addition, Willis authorizes the Company Entities to provide a copy of the restrictive covenants sections of this Agreement to third parties, including Willis’ subsequent, anticipated or possible future employer(s).

12.            Non-Solicitation.

(a)            Non-Solicitation Term. The term of Non-Solicitation (herein so called) shall run concurrently with any initial or extended term of Non-Competition set forth in Section 11.

(b)            Non-Solicitation Scope; Employees. During the term of Non-Solicitation, Willis will not, on Willis’ own behalf or on behalf of any other person, encourage, induce or attempt to induce, any individual that is an employee of any of the Company Entities or any franchisee, area representative, vendor, supplier, distributor, investor, licensee, regional developer, financial resource or any other associated third party with whom Willis may have had contact in connection with Willis’ employment, to leave his employment with the Company Entities or any such other third party, and Willis will not otherwise (and will cause Willis’ family members not to) directly or indirectly hire or attempt to hire, or contact or solicit with respect to hiring any such employee; provided, however, that general solicitation of potential employees not specifically targeting such restricted employees (such as through the placing of a classified ad in a newspaper) shall not be a breach of the foregoing; provided, further, that notwithstanding anything to the contrary contained herein, Willis agrees that during the term of Non Solicitation, Willis shall not, on Willis’ own behalf or on behalf of any other person, hire any person that held an executive or management level or above position with any of the Company Entities on the Date of Termination. For the avoidance of doubt, after the Date of Termination, notwithstanding the foregoing, Willis may employ during the term of Non-Solicitation any such executive or management level or above personnel who contacts Willis on their own initiative without any direct or indirect solicitation or encouragement by Willis and whose employment with the Company Entities has terminated for at least six (6) months.

(c)            Non-Solicitation Scope: Business Relationships. During the term of Non- Solicitation. Willis will not (and will cause Willis’ family members not to) directly or indirectly. solicit or attempt to solicit any person who is or has been a customer, franchisee, area representative, vendor, supplier, distributor, investor, licensee, regional developer, financial resource, agent, contractor or any other associated third party with whom Willis may have had contact in connection with Willis’ employment to alter, limit or cease such person’s business relationship with the Company Entities.

13.          Standstill. Willis agrees that, from the date hereof through the one (1) year anniversary of a Sale Transaction (as defined in the Limited Liability Company Operating Agreement of Company, as amended), except (a) as may be required for (i) Willis to perform Willis’ responsibilities and obligations as a member of the Board (if, in fact, so designated) or (ii) an officer of Company or any of the Company Entities to perform Willis’ responsibilities and obligations as such an officer; (b) in connection with the exercise of options pursuant to an equity incentive plan of the Company Entities; or (c) the receipt of restricted incentive units provided by the Company Entities, Willis shall not, without the prior written consent of the Board, acquire, in any manner, directly or indirectly, or together with, on behalf of or for the benefit of any other party, by purchase or otherwise (or assist or consult with any party with respect to the foregoing), any (i) capital stock or other equity; (ii) any assets; or (iii) any indebtedness, in each case, of any of the Company Entities or their respective affiliates.

14.          Miscellaneous.

(a)            Interpretation; Amendments. The recitals set forth in this Agreement are true and correct and are hereby incorporated into this Agreement. The captions of the Agreement are not part of the provisions hereof and shall have no force or effect. In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any gender includes each other gender; (iii) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (iv) reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (v) the terms “hereof’, “hereby”, “herein”, or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary; (vi) reference to a particular “Section” or “paragraph” shall be construed as referring to the indicated section or paragraph of this Agreement unless the context indicates to the contrary; (vii) the term “including” herein shall be construed as meaning “including without limitation”; (viii) “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, Exhibits, Schedules or amendments thereto; and (xi) all references to “Dollars” or “$” shall mean U.S. Dollars unless otherwise specified. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors, permitted assigns and legal representatives. Each Company Entity is an intended third-party beneficiary of this Agreement.

(b)            Notices. All notices and other communications hereunder shall be in writing and shall be given by (i) hand delivery to the other party; (ii) by registered or certified mail, return receipt requested, postage prepaid; or (iii) by electronic mail or any other electronic means (e-mail or any other electronic means shall constitute a writing for purposes of this Agreement); provided that receipt of such notice sent by e-mail or any other electronic means is confirmed by the recipient and notice is also sent by registered or certified mail, return receipt requested, postage prepaid, in any case, as applicable, addressed as follows:

If to Willis:	David Willis, using his address and e-mail address then on file with the Company Entities

If to Company:

EWC Ventures, LLC

The Village at Gulfstream Park

600 Silks Run Suite 2270

Hallandale Beach, FL 33009

Attention: David Coba

E-Mail: david@waxcenter.com

And

EWC Ventures, LLC

The Village at Gulfstream Park

600 Silks Run Suite 2270

Hallandale Beach, FL 33009

Attention: Legal

E-Mail: legal@waxcenter.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee (or refusal of receipt of delivery). Submission of a copy of the notice to counsel shall not constitute notice to Willis or Company.

(c)            Non-Disparagement. Willis agrees and covenants that Willis will not, directly or indirectly through any other person or entity, at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Company or any of Company’s affiliates (including any Company Entity) or their respective businesses, or any of their respective employees, managers, officers, agents, contractors, representatives or existing, prospective or former guests, customers, franchisees, area representatives, vendors, suppliers, distributors, investors, licensees, regional developers, financial resources or any other associated third party with European Wax Center. The previous sentence does not, in any way, restrict or impede Willis from exercising protected rights by speaking the truth to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Willis shall promptly provide written notice of any such order to an authorized officer of Company.

(d)            Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(e)            No Implied Waivers. The failure of Willis or any Company Entity to insist upon strict compliance with any provision of this Agreement or to assert any right Willis or any Company Entity may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)            Equitable Remedies. Willis acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Sections 7, 8, 9, 11, 12, 13 or 14(c) by Willis and that any such breach would cause the Company Entities irreparable harm. Accordingly, the Company Entities, in addition lo any other remedies provided for in this Agreement, at law or in equity, shall be entitled, without the requirement of posting of bond or other security, to seek equitable relief, including injunctive relief and specific performance, in connection with a breach of Sections 7, 8, 9, 11, 12, 13 or 14(c) by Willis.

(g)            Licenses to Name. Likeness. Etc. Willis acknowledges that any Company Entity may utilize Willis’ name, likeness, voice, image, appearance, biographical information or other characteristics in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, social media pages, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, and all other printed and electronic forms and media throughout the world, at any time during or after the period of Willis’ employment with the Company Entities, for all legitimate commercial and business purposes of any Company Entity. Willis hereby consents to the use of such characteristics by the Company Entities and releases each Company Entity and their respective directors, officers, managers, employees, contractors, representatives and agents from any claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of Willis’ employment by the Company Entities, in connection with any use permitted by this Agreement.

(h)            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or other electronic means shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

(i)            Survival. Section 4 (as applicable) and Sections 6 through 14 of this Agreement shall survive the termination of Willis’ employment.

(j)            Mediation. Before initiating any legal action to resolve disputes arising in connection with this Agreement, other than equitable relief pursuant to Section 14(f) of this Agreement which may be pursued immediately, the parties shall comply with the dispute resolution process set out in this Section. Company and Willis shall attempt in good faith to resolve each applicable dispute that arises between them related to this Agreement within fifteen (15) days after their first meeting regarding such dispute (or such longer time as such parties may agree in writing). In the event Company and Willis are unable to resolve such dispute within fifteen (15) days after their first meeting regarding such dispute (or such longer time as such parties may agree in writing), the dispute shall be mediated within thirty (30) days from the date a written request for mediation is made by either party. The mediation shall take place in the county where Company’s principal offices are then located (currently Broward County, Florida). The mediation shall be conducted before a single mediator to be agreed upon by the parties. If the parties cannot agree on the mediator, each party shall select a mediator and such mediators sha11 together unanimously select a neutral mediator who will conduct the mediation. Each party shall bear the fees and expenses of its mediator and parties shall equally bear the fees and expenses of the final mediator. If the parties are unable to resolve their dispute through the mediation process, then the parties shall be free to initiate legal action to resolve the dispute.

(k)            Governing Law: Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Florida without regard to conflicts of law principles. Subject to Section 14(j) above, any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Florida, County of Broward. The parties, hereby irrevocably submit to the jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

(l)            Key-Man Insurance. The Company Entities shall have the option, but not the obligation, to obtain on the life of Willis, pay all premium amounts related to, and maintain, “key employee” insurance naming one or more Company Entities as beneficiary(ies). Selection of such insurance policy shall be in the sole and absolute discretion of the Company Entities. Willis shall cooperate fully with the Company Entities, and the insurer in applying for, obtaining and maintaining such life insurance, by executing and delivering such further and other documents as the Company Entities or the insurer may request from time to time, and doing all matters and things which may be convenient or necessary to obtain such insurance, including submitting to any physical examinations and providing any medical information required by the insurer.

(m)            Prevailing Party: Cumulative Remedies. If any claim is brought for the enforcement of or in connection with this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including all such fees, costs and expenses incident to arbitration, appellate, bankruptcy and post judgment proceedings), incurred in that claim, in addition to any other relief to which such party or parties may be entitled. Each remedy provided to either party pursuant to this Agreement is intended not to be exclusive of any other remedy available to such party pursuant to this Agreement and shall be in addition to every other remedy available to such party. No single or partial exercise by either party of any right, power or remedy provided pursuant to this Agreement shall disallow or preclude any additional exercise of such right, power or remedy by such party.

(n)            Entire Agreement: Acknowledgment of Negotiated Terms. Subject to and without limiting Section 14(q), the provisions of this Agreement constitute the complete understanding and agreement between the parties with respect to the employment of Willis and supersede any other prior oral or written agreements between Willis and the Company Entities. For the avoidance of doubt, this Agreement shall not in any way supersede the terms of any applicable Restricted Incentive Unit Agreement. Willis acknowledges that this is a negotiated agreement, and that in no event shall the terms of this Agreement be construed against Company on the basis that Company, or its counsel, drafted this Agreement.

(o)            Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS AND RELATIONSHIP GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

(p)            Termination of Consulting Agreement. For the avoidance of doubt, effective as of the Effective Date, pursuant to Section 4(a)(iii) of the Consulting Agreement, the Consulting Agreement shall be deemed terminated in accordance with its terms, it being understood that those provisions that are intended to survive such termination shall survive in accordance with the terms of the Consulting Agreement. Crestbrook Capital LLC joins in this Agreement for the sole limited purpose of agreeing lo the termination of the Consulting Agreement.

(q)            Other Obligations to the Company Entities. From time to time, Willis may, either before or after the Effective Date, become bound by other Company standard confidentiality or non interference obligations in connection with Willis’ employment, including, by way of example and not limitation, by acknowledging and agreeing to terms of Company Entity employment handbooks and confidentiality agreements executed pursuant thereto. These terms and conditions will not in any way replace or otherwise supersede any such other confidentiality or non-interference (non-solicitation) type agreement, arrangement or obligation, but instead these terms and conditions will supplement any such other applicable agreement, arrangement or obligation. Confidential Information shall be maintained in accordance with this Agreement and any such other confidentiality agreement, arrangement or obligation, as applicable, and in the event of any inconsistency or conflict, Willis shall be bound by the most restrictive obligation then applicable.

(r)            Willis Acknowledgment of Terms. WILLIS ACKNOWLEDGES AND AGREES THAT WILLIS HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. WILLIS ACKNOWLEDGES AND AGREES THAT WILLIS HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF WILLIS’ CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signatures on Following Page]

IN WITNESS WHEREOF, Willis and Company have executed this Agreement to be effective as of the Effective Date.

WILLIS:

/s/ David L. Willis
David Willis

COMPANY:

EWC VENTURES, LLC

By:	/s/ David Coba
Name:	David Coba
Title:	President & CEO

JOINDER:

Crestbrook Capital LLC joins in this Agreement for the sole limited purpose of confirming and ratifying the termination of the Consulting Agreement, effective as of the Effective Date, pursuant to Section 14(p) of this Agreement.

CRESTBROOK CAPITAL LLC

By:	/s/ David L. Willis
Name:	David L. Willis
Title:	Manager

EXHIBIT A

Willis Travel

This Exhibit A is made a part of Employment Agreement by and among EWC Ventures, LLC, and David Willis. This Exhibit A addresses certain terms and conditions related to Willis’ anticipated traveling from his residence in Dallas, Texas (such traveling or commuting, “Commute” or variation thereof) to Hallandale Beach, Florida during the Employment Period as contemplated in Section 2(a)(iv) of the Employment Agreement.

Company (either directly or in its discretion through another Company Entity) shall provide Willis the following:

1.            Company (either directly or in its discretion through another Company Entity) will reimburse Willis for his actual, but reasonable, costs incurred in (i) obtaining transient accommodations (i.e., apartment, hotel) in the Hallandale Beach, Florida area related to Willis’ employment with Company; and (ii) roundtrip airfare in accordance with Company’s travel policies for traveling between Dallas and South Florida no more than one-time per week. For the avoidance of doubt, the foregoing will not limit any other travel-related reimbursements that Willis may be entitled to from time to time in connection with Willis’ employment and in accordance with the Company Entities’ standard travel policies, subject to the terms and conditions of Section 2(b)(v) of the Employment Agreement.

2.            The Company Entities will gross-up for tax purposes any of the amounts disbursed to Willis for the Commute pursuant to this Exhibit A which may be deemed income to Willis, at his highest effective tax rate.

3.            All reimbursements under this Exhibit A shall be subject to any then-existing policies, practices and procedures of the Company Entities related to travel reimbursements and payments. Without limiting the foregoing, Willis shall document all such Commuting costs subject to reimbursement under this Exhibit A, and shall deliver to Company, written statements, in the manner generally required by the Company Entities under their policies, practices and procedures, setting forth any such requested reimbursements, together with supporting documents and other information as applicable or as reasonably requested by the Company Entities.

4.            Willis agrees to work in good faith with Company to achieve Company desired efficiencies with respect to both costs incurred, as well as with respect to productivity and other operational issues to ensure a smooth and efficient transition for Company and its business operations. Efficiencies with respect to costs may include the Company Entities’ direct sourcing of Commute support using their corporate accounts or preferred providers.